Prospectus Supplement filed under Rule 424(b)(3)
                                       Registration No. 333-07899

                     Prospectus Supplement

The Prospectus dated August 13, 1996, relating to the offer for resale of up to $200,650,000 aggregate principal amount of the Continental Airlines, Inc. 6-3/4% Convertible Subordinated Notes due April 15, 2006 is hereby supplemented as follows:

1) "Carrigaholt Capital (Bermuda) L.P." is added to the table of Selling Holders on page 39 with a Principal Amount of Registered Notes owned as of November 6, 1996 of $3,000,000.

2) "Class I C, L.P." is added to the table of Selling Holders on page 39 with a Principal Amount of Registered Notes owned as of November 6, 1996 of $1,600,000.

3) "McMahan Securities Co. L.P." is added to the table of Selling Holders on page 39 with a Principal Amount of Registered Notes owned as of November 6, 1996 of $705,000.


   The date of this Prospectus Supplement is November 6, 1996.